Exhibit 99.1

ABAXIS Reports Financial Results for the Third Quarter of Fiscal 2005

Quarterly Revenues of $12.1 Million and Above Target of Previous Estimates

          UNION CITY, Calif., Jan. 31 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the third fiscal quarter ended December 31, 2004.

          Highlights for the third quarter of fiscal 2005 include:

* Quarterly revenues of $12.1 million, compared to previous estimate of $10.5 - $12.0 million.
* Quarterly fully diluted EPS: $0.04 compared to previous estimate of $0.02 - $0.04 per share.
* Quarterly U.S. sales of $10.1 million; Quarterly international sales of $2.0 million.
* Quarterly veterinary sales of $9.9 million, compared to $9.8 million in the same period last year.
* Quarterly recurring reagent disc and hematology reagent revenue of $7.5 million over $7.2 million in the same period last year.
* Quarterly total medical and veterinary reagent disc sales of 592,000 units, compared to 591,000 units in the same period last year.
* Quarterly medical reagent disc sales of 115,000 units, an increase of 62,000 units or 117% over the same period last year.
* Cash and short-term investments as of December 31, 2004: $21.1 million, up 32% year-over-year.

          Quarterly Results:  For the third fiscal quarter ended December 31, 2004, ABAXIS reported revenues of $12.1 million, compared with revenues of $12.3 million for the comparable period last year, a decrease of 2 percent.  Recurring reagent disc and hematology reagent revenue increased by $246,000 or 3 percent over the same period last year.  The Company reported net income attributable to common shareholders of $770,000, compared to $1.1 million for the same period last year; a decrease of 33 percent.  The Company’s effective tax rate in the quarter ended December 31, 2004 was 32 percent compared to 7 percent in the same period last year, reflecting the elimination of the valuation allowance on deferred tax assets in fiscal 2004.  The Company reported diluted net income per share of $0.04 (calculated based on 21,550,000 shares), compared to $0.05 per share (calculated based on 21,534,000 shares) for the same period last year.

          Nine Months Results:  For the nine-month period ended December 31, 2004, ABAXIS reported total revenues of $38.9 million, compared with revenues of $34.1 million for the comparable period last year, an increase of 14 percent.  During the nine-month period, recurring reagent disc and hematology reagent revenue increased by $4.3 million or 21 percent over the same period last year.  Net income attributable to common shareholders for the nine-month period ended December 31, 2004 was $3.5 million, as compared to $2.7 million for the same period last year; an increase of 32 percent.  The Company’s effective tax rate in the nine-month period ended December 31, 2004 was 38 percent compared to 5 percent in the same period last year.  The Company reported diluted net income per share of $0.16 (calculated based on 21,726,000 shares), compared to $0.14 per share (calculated based on 19,728,000 shares) for the same period last year.

          Other Reported Information:  Recurring reagent disc and hematology reagent revenue for the third quarter of fiscal 2005 was $7.5 million, up 3 percent over the $7.2 million reported in the same period last year.  During the quarter, the Company sold 592,000 medical and veterinary reagent discs compared to 591,000 medical and veterinary reagent discs sold during the same period last year.  The Company sold 3,728 veterinary hematology reagent kits during the quarter, up 25 percent compared to 2,990 hematology reagent kits sold for the same period last year.  The Company ended the quarter with $21.1 million in cash, cash equivalents and short-term investments and no long-term debt.

          Clint Severson, chairman and CEO of ABAXIS, stated, “The results of the quarter and the nine-month period were very negatively affected by the recent realignment of our distribution channel.  In spite of this, we were successful in making up more than $3 million in revenues that would have been lost from the termination of our relationship with VEDCO.  On a year-to-date basis, net revenues are up 14 percent and net income attributable to common shareholders is up 32 percent.  Having met a very formidable challenge in our third fiscal quarter, we are confident that the Company will experience significant long-term benefits from this strategic decision.”

          Conference Call
          ABAXIS has scheduled a conference call to discuss its financial results at 4:15 p.m. ET Monday, January 31, 2005.  Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast which can be found at www.abaxis.com.  A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 3553793, through February 4, 2005.  This press release is also available prior to and after the call via ABAXIS’ website or the Securities Exchange Commission’s website at www.sec.gov.

          About ABAXIS
          ABAXIS develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

          This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts.  Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company’s share price, the market acceptance of the Company’s products and the continuing development of its products, required United States Food and Drug Administration (“FDA”) clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS’ periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

ABAXIS, Inc.
Summary of Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31

	2004	2003	2004	2003

Net revenues	$12,063	$12,280	$38,940	$34,129
Costs and operating expenses:
Cost of revenues	5,994	6,155	18,336	17,016
Selling, general and administrative	3,716	3,680	11,312	10,464
Research and development	1,311	1,218	3,779	3,468
Total costs and operating expenses	11,021	11,053	33,427	30,948
Income from operations	1,042	1,227	5,513	3,181
Interest and other income	94	39	224	124
Interest and other expense	(4)	(2)	(29)	(50)
Net income before income taxes	1,132	1,264	5,708	3,255
Income tax provision	362	91	2,163	153
Net Income	$770	$1,173	$3,545	$3,102
Basic net income per share(a)	$0.04	$0.06	$0.18	$0.15
Diluted net income per share(a)	$0.04	$0.05	$0.16	$0.14
Weighted average common shares outstanding - basic	19,745	18,957	19,656	17,678
Weighted average common shares outstanding - diluted	21,550	21,534	21,726	19,728

(a)

Net income attributable to common shareholders used in the computation of diluted net income per share for the three and nine months ended December 31, 2004 was $770,000 and $3,545,000, respectively.  Net income attributable to common shareholders used in the computation of diluted net income per share for the three months ended December 31, 2003 was $1,145,000, which includes dividends of  $28,000.  Net income attributable to common shareholders used in the computation of diluted net income per share for the nine months ended December 31, 2003 was $2,683,000, which includes dividends of $419,000.

ABAXIS, Inc.
Balance Sheet Data:
(Unaudited and in thousands)

	December 31, 2004	March 31, 2004

Current assets:
Cash and cash equivalents	$13,140	$9,324
Short-term investments	7,998	7,998
Trade receivables (net)	9,587	8,202
Inventories	7,784	5,736
Prepaid expenses	263	384
Net deferred tax asset - current	746	609
Total current assets	39,518	32,253
Property and equipment, net	8,741	8,191
Intangible assets, net	619	675
Deposits and other assets	100	155
Net deferred tax asset - non-current	18,980	20,624
Total assets	$67,958	$61,898
Current liabilities:
Accounts payable	$3,630	$2,721
Dividends payable	—	28
Accrued payroll and related expenses	1,337	2,853
Other accrued liabilities	643	319
Warranty reserve	205	181
Deferred revenue	766	264
Current portion of capital lease obligations	21	22
Total current liabilities	6,602	6,388
Non-current liabilities:
Capital lease obligations, less current portion	—	16
Deferred rent	456	409
Deferred revenue, less current portion	978	474
Commission obligation, less current portion	33	39
Total non-current liabilities	1,467	938
Shareholders’ equity:
Common stock	94,213	92,441
Accumulated deficit	(34,324)	(37,869)
Total shareholders’ equity	59,889	54,572
Total liabilities and shareholders’ equity	$67,958	$61,898

Reconciliation of Net Income to Net Income Attributable to Common Shareholders
(in thousands)

	Three Months Ended December 31		Nine Months Ended December 31

	2004	2003	2004	2003

Net income	$770	$1,173	$3,545	$3,102
Preferred dividends	—	(28)	—	(419)
Net income attributable to common shareholders	$770	$1,145	$3,545	$2,683

Customer and Geographic Information
(in thousands)

	Three Months Ended December 31		Nine Months Ended December 31

	2004	2003	2004	2003

United States	$10,062	$10,436	$33,305	$29,368
International	2,001	1,844	5,635	4,761
Total revenues	$12,063	$12,280	$38,940	$34,129

Customer and Market Information
(in thousands)

	Three Months Ended December 31		Nine Months Ended December 31

	2004	2003	2004	2003

Medical Market	$1,877	$2,080	$6,102	$5,305
Veterinary Market	9,926	9,789	31,669	27,409
Other	260	411	1,169	1,415
Total revenues	$12,063	$12,280	$38,940	$34,129

SOURCE  ABAXIS, Inc.
          -0-                              01/31/2005
          /CONTACT:  Clint Severson, Chief Executive Officer of ABAXIS, Inc.,
+1-510-675-6500; or Retail: Joe Dorame, or Institutional/Analysts: Joe Diaz, both of RCG Capital Markets Group, +1-480-675-0400, for ABAXIS, Inc./
          /Web site:  http://www.abaxis.com /